UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No.3)

                            Spirit Realty Capital, Inc.
                      ------------------------------------
                                (Name of Issuer)

                                  Common Stock
                               -----------------
                         (Title of Class of Securities)

                                    84860W102
                                    ---------
                                 (CUSIP Number)


             Date of Event which Requires Filing of this Statement

                                December 31, 2016
                              --------------------

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[x]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person' sinitial filing on this form with respect to the subject class of securities, andfor any subsequent amendment containing information which would alter thedisclosures provided in prior coverage.

The information required in the remainder of this cover page shall not be deemedto be "filed" for the purpose of the Securities Exchange Act of 1934 ("Act") orotherwise subject to the liabilities of that section of the Act but shall besubject to all other provisions of the Act (however, see the Notes)
..

SEC 1745 (12-02)




Schedule 13G (continued)

CUSIP No. 84860W102
-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers, Inc. 14-1904657
-------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
-------------------------------------------------------------------------------
   3   SEC USE ONLY


-------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                  40,449,093
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                  70,459,905
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             70,459,905
-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       14.57%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT



Schedule 13G (continued)

CUSIP No. 84860W102
-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers Capital Management, Inc.     13-3353336
-------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
-------------------------------------------------------------------------------
   3   SEC USE ONLY


-------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
-------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                 40,021,727
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                  69,239,225

                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     69,239,225
 ------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       14.32%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT



Schedule 13G (continued)

CUSIP No. 84860W102
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

    Cohen & Steers UK Limited
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [x]
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United Kingdom
-------------------------------------------------------------------------------
    NUMBER        5)   SOLE VOTING POWER
    OF                   427,366
    SHARES        -------------------------------------------------------------
    BENEFICIALLY  6)   SHARED VOTING POWER
    OWNED BY           0
    EACH          -------------------------------------------------------------
    REPORTING     7)   SOLE DISPOSITIVE POWER
    PERSON                1,220,680
    WITH          -------------------------------------------------------------
                  8)   SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,220,680
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.25%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IA, CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



Schedule 13G (continued)


Item 1.

        (a)  Name of Issuer:
             Spirit Realty Capital, Inc.

        (b)  Address of Issuer's Principal Executive Offices:
             2727 NORTH HARWOOD STREET
             SUITE 300
             DALLAS TX 75201




Item 2.

        (a)  Name of Persons Filing:
               Cohen & Steers, Inc.
               Cohen & Steers Capital Management, Inc.
               Cohen & Steers UK Limited
        (b) Address of Principal Business Office for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is:
               280 Park Avenue
               10th Floor
               New York, NY 10017

            The principal address for Cohen & Steers UK Limited is:
                Cohen & Steers UK Limited
               50 Pall Mall 7th Floor
                London, United Kingdom SW1Y 5JH


        (c)  Citizenship:
               Cohen & Steers, Inc: Delaware corporation
               Cohen & Steers Capital Management, Inc: New York corporation Cohen & Steers UK Limited: United Kingdom Private LimitedCompany
        (d)  Title of Class Securities:
               Commmon
        (e)  CUSIP Number:
               84860W102


Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a

            (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act

            (e)  [x]  An investment advisor in accordance with Section
                      240.13d-1(b)(1)(ii)(E)

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F)

            (g)  [x]  A parent holding company or control person in accordance with Section 240.13d-l(b)(1)(ii)(G)

            (h)  [ ]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3)

            (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(l)(ii)(J)



Item 4.    OWNERSHIP:

         (a) Amount Beneficially Owned as of December 31, 2016:

               See row 9 on cover sheet

         (b) Percent of Class:

               See row 11 on cover sheet


          (c) Number of shares as to which such person has:
                (i)   sole power to vote or direct the vote:
                         See row 5 on cover sheet

                (ii)  shared power to vote or direct the vote:
                         See row 6 on cover sheet

                (iii) sole power to dispose or to direct
                      the disposition of:
                          See row 7 on cover sheet

                (iv)  shared power to dispose or direct
                      the disposition of:
                          See row 8 on cover sheet


Item 5.  OWNERSHIP OF 5% OR LESS OF A CLASS
         NO

Item 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON
         N/A

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

         Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registerd under Section 203 of the Investment Advisers Act.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Cohen & Steers, Inc holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registerd under Section 203 of the Investment Advisers Act.

Item 9   NOTICE OF DISSOLUTION OF GROUP:
         Not Applicable


Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2017

                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.

                        By:

                        /s/ Lisa Phelan
                        ____________________________________________
                            Signature


                            Lisa Phelan, Executive Vice President,
                            Chief Compliance Officer
                        ____________________________________________
                            Name and Title



                        Cohen & Steers UK Limited.
                        By:

                        /s/ Heather Kaden
                        ____________________________________________
                            Signature


                            Heather Kaden
                            Compliance Officer
                        ____________________________________________
                            Name and Title





                    JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)  promulgated under the Securities
Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a Statement on Schedule 13G including amendments thereto with respect to the Common Shares of DCT Industrial Trust Inc. and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any numberof counterparts,all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 14, 2017.


                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.

                        By:

                        /s/ Lisa Phelan
                        ____________________________________________
                            Signature


                            Lisa Phelan, Executive Vice President,
                            Chief Compliance Officer
                        ____________________________________________
                            Name and Title



                        Cohen & Steers UK Limited.
                        By:

                        /s/ Heather Kaden
                        ____________________________________________
                            Signature


                            Heather Kaden
                            Compliance Officer
                        ____________________________________________
                            Name and Title